SECOND SUPPLEMENT DATED JANUARY 21, 1998
                 TO PROSPECTUS SUPPLEMENT DATED DECEMBER 19,1997
                     AND PROSPECTUS DATED NOVEMBER 26, 1997

                             COSTCO COMPANIES, INC.


     The following table sets forth information as of January 21, 1998 as to the security ownership of persons not named as Selling Securityholders in the Prospectus dated November 26, 1997 ("Prospectus") and the Prospectus Supplement dated December 19, 1997 ("December Supplement"), information reflecting additional securities acquired by Donaldson Lufkin & Jenrette Securities Corp. ("DLJ") since December 19, 1997, information regarding the aggregate amount of securities offered by Highbridge Capital Corp. ("Highbridge"), a Selling Securityholder previously named in the Prospectus and December Supplement, and beneficial ownership information for a new investment adviser to Regence Washington Health, a Selling Securityholder previously named in the Prospectus. Amounts shown for DLJ and Highbridge are not adjusted for any sales that they may have made pursuant to the Registration Statement of which this Prospectus Supplement forms a part. DLJ has provided and will continue to provide financial advisory services to Costco Companies, Inc. (the "Company") for which DLJ has received customary fees. Hamilton E. James, a Managing Director of DLJ, is a member of the Board of Directors of the Company. Except as set forth for DLJ, none of the Selling Securityholders listed below has had a material relationship with the Company or any of its predecessors or affiliates within the past three years.

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
                                                                     Face Amount of           Shares of Common
                                                                      Notes Owned             Stock Owned Prior
Selling Securityholder                                             Prior to Offering            to Offering(1)
Bancroft Convertible Fund, Inc.                                       $1,000,000                    11,354

Bankers Trust Trustee for Chrysler Corp. Emp. #1                      $5,005,000                    56,829
Pension Plan dated 4/1/89

California Public Employees' Retirement System                       $12,000,000                   136,254

Canadian Imperial Holdings, Inc. (2)                                 $10,000,000                   113,545

Chase Manhattan NA Trustee                                            $8,450,000                    95,945

Donaldson Lufkin & Jenrette Securities Corporation                   $75,870,000(3)               861,465(3)

Ellsworth Convertible Growth and Income Fund,                         $1,000,000                   11,354
Inc.

Federated Rural Electric Insurance Corp.                                $100,000                    1,135

Federated Equity Funds, on behalf of its Federated                    $3,950,000                   44,850
Capital Appreciation Fund

Federated Equity Income Fund, Inc.                                   $38,700,000                  439,419

Federated Insurance Series, on behalf of its                            $750,000                    8,515
Federated International Equity Fund II

Franklin and Marshall College                                           $400,000                    4,541

Franklin Investors Securities Trust - Convertible                     $8,000,000                   90,836
Securities Fund

Highbridge Capital Corp.                                             $47,323,000(3)(4)            537,329(3)

ISBA Mutual Insurance Company                                            $50,000                      567

Kanawha Insurance Company                                                $80,000                      908

LB Series Fund, Inc., Income Portfolio                                $1,250,000                   14,193

Lutheran Brotherhood Income Fund                                      $1,250,000                   14,193

Lutheran Brotherhood                                                  $7,000,000                   79,481

Mainstay Convertible Fund                                            $11,500,000                  130,576

McMahan Securities Company, L.P.                                      $1,000,000                   11,354

Michigan Mutual Insurance Co.                                           $600,000                    6,812

Nationwide Equity Income Fund                                            $30,000                      340

Nomura Securities (Bermuda) Ltd.                                      $4,000,000                   45,418

Ohio Farmers Insurance Co.                                            $4,000,000                   45,418

Reassurance Company of Hanover                                          $130,000                    1,476

Regence Washington Health                                             $1,060,000(3)(5)             12,035(3)

State Street Bank Custodian                                           $2,645,000                   30,032
FORGE Pension Trust

Tufts Associated Health Plan c/o Income Research                      $2,350,000                   26,683
and Management

University of Massachusetts Medical Center c/o                        $1,100,000                   12,489
Income Research and Management

Utica First Insurance Company                                            $40,000                      454

Van Kampen American Capital Harbor Fund                               $6,000,000(6)                68,127

Westfield Life Insurance Co.                                          $1,000,000                   11,354


(1)      Includes the Shares into which the Notes are convertible.

(2) In the December Supplement, Rich Yakomin mistakenly was named as the Selling Securityholder.

(3)      Includes securities previously registered.

(4) This figure is the aggregate face amount of Notes disclosed in the Prospectus and the December Supplement to be offered by the Selling
         Securityholder.

(5) Salomon Brothers Asset Management Inc., as discretionary investment adviser for the Selling Securityholder's account and others, may be deemed to be the beneficial owner of 946,400 Shares, including the Selling Securityholder's Shares.

(6)      Van Kampen American  Capital Asset  Management,  Inc., as discretionary
         investment  adviser  for  the  Selling   Securityholder's  account  and
         discretionary  investment adviser or sub-adviser to other funds, may be deemed to be the beneficial  owner of an aggregate  1,194,175 shares of the  Company's  Common Stock,  including  the Selling  Securityholder's
         Shares.


            The date of this  Prospectus  Supplement is January 21, 1998.